Exhibit 23.4

February 19, 2009

Nexen Inc.

801 7th Avenue SW

Calgary, Alberta  T2P 3P7

Board of Directors:

We hereby consent to references to McDaniel and Associates Consultants Ltd. relating to the evaluation of certain oil and gas properties of Nexen Inc. (the “Company”) and audit of the Company’s interest in Syncrude, contained in the section entitled “Basis of Reserves Estimates” within “Reserves, Production and Related Information” as set out in Part I, Items 1&2 Business and Properties of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

“signed by P. A. Welch”

P.A. Welch, P.Eng.
President and Managing Director

Calgary Alberta

February 19, 2009

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6  Tel: (403) 262-5506  Fax: (403) 233-2744  www.mcdan.com